September 23, 1994




Mr. Michael D. Lockhart
8280 Kugler Mill Road
Cincinnati, OHIO  45243

Dear Mike:

On the basis of our discussions and your interviews with members of our Board of Directors, I am pleased to extend this written confirmation of our verbal offer to become President and Chief Operating Office of General Signal Corporation, reporting to me as Chairman and Chief Executive Officer. You and I will agree on the effective date of your appointment.

The following confirms the terms and conditions of our offer:

1. Your starting base salary will be at an annual rate of $600,000 paid biweekly.

2. General Signal will pay you $300,000 in March, 1995, to compensate you for the anticipated payment you would have received from General Electric for 1994 performance (less any amount paid by General Electric).

     In subsequent years, you will be eligible for a Target Award of 60% of base salary (and a cap of 175% of target) with actual awards depending on corporate performance and as administered by the Personnel and Compensation Committee of the Board of Directors; a minimum guarantee of $300,000 will be in place for 1995 performance, payable in March of 1996.

3. On January 2, 1995 you will receive an award of 125,000 shares of restricted common stock under our 1992 Stock Incentive
     Plan, subject to certain conditions concerning performance measurement, and a vesting schedule as follows:

               9/1/95  -  26,000 shares
               9/1/96  -  18,000 shares
               9/1/99  -  13,000 shares
               3/25/14 -  68,000 shares
                         125,000 shares

     From the date of grant, you will receive dividends during the vesting period, paid quarterly.

     Please refer to Section 9 of this letter for modification to the normal provision for forfeiture of unvested stock upon termination of employment.

4. You will also be recommended for an award of 180,000 shares of non-qualified stock options under the 1992 Stock Incentive Plan. This award is subject to the usual terms and conditions of awards under the Plan, including an initial period of one year of employment, and shares may be exercised in 20% cumulative installments, assuming continue employment (again, subject to Section 9 of this letter). The option price will be set at 100% of fair market value on the date of grant, which is anticipated to be the next regularly scheduled Board meeting. In addition, you will be eligible to receive further awards under the Plan in future years as administered by our Personnel and Compensation Committee. In that respect, we will treat you fairly, commensurate with the then-existing General Signal plan.

5. For purposes of your retirement benefits, the Company will recognize 1.5 years of credited service for each year of your employment with the Company. These special additional benefits must necessarily be provided outside the Corporate Retirement Plan of General Signal and will be paid from the general funds of the Company. Your pension from General Electric will be an offset to the special benefit.

6. We will put in place an unfunded deferred compensation amount of $711,900 on January 2, 1995, designed to yield $2,100,000 at age 62 (year 2011) calculated at a 7% rate. After year seven, 10% of the principal will vest each year. A full payment of the principal and interest will be available at age 62 which will be taxable with no gross up.

     You have agreed to use the net after-tax proceeds from your General Electric deferred compensation plan distribution to buy General Signal shares which you will hold for a minimum of five years.

7. I will recommend you for membership on the Board of Directors promptly following your acceptance of employment.

8. Your medical and life insurance coverage with General Signal will commence after 90 days of employment. You should continue your current coverage with General Electric under COBRA, and we will reimburse you for the expense involved. Beginning in 1995 you will be entitled to four weeks of annual vacation.

 9. In the unlikely event that your employment is involuntarily terminated by the Company during the first three years of your employment, other than for cause, we will provide you with termination benefits for the period remaining between the date of your termination and three years from the original date of your employment. Termination benefits will be your monthly salary, an assumed $300,000 annual bonus (prorate monthly), continued vesting of Company service for purposes of pension credited service and for outstanding awards under any then existing option or restricted stock grants, and continuing life and medical insurance benefits. Naturally, these termination benefits will not be duplicative of any other plan or program. After you have achieved three years of employment, you will be covered under the normal General Signal Severance Plan.

10. In response to your request, I have attached a copy of our Change in Control Severance Play Plan and Transfer and Moving Allowance policies. With respect to the relocation policy, we have indicated the Transfer Allowance we will provide under that section on page 2 of the policy will be a $100,000 allowance which will not be grossed up. I am also enclosing a copy of our normal form of stock option agreement and restricted stock agreement, as well as copy of an indemnity contract which you will be given.

11. Mike, you should know that General Signal, in common with most other companies, does not offer or ask for employment commitments for a set period of time. In addition, this offer is conditioned upon satisfactorily completing a physical examination (which includes drug testing) and fulfilling the requirements of the Immigration Reform and Control Act of 1986.

Assuming the foregoing is acceptable to you, please sign and return a copy of this letter to me no later than Friday, September 30, 1994.

                                        Sincerely,





ACCEPTED:

__________________________
Michael D. Lockhart

__________________________
Date: